EXHIBIT 10.33

ALLERGAN

2005
MANAGEMENT BONUS PLAN

JANUARY 2005

PURPOSE OF THE PLAN

The Allergan, Inc. 2005 Management Bonus Plan (the “Plan”) is designed to reward eligible management-level employees for their contributions to providing Allergan’s stockholders increased value for their investment through the successful accomplishment of specific financial objectives and individual performance objectives.

PLAN YEAR

The Plan year runs from January 1, 2005 through December 31, 2005 for all locations that have a fiscal year beginning January 1 and ending December 31. For the international locations with fiscal years beginning December 1 and ending November 30, the Plan year is December 1, 2004 to November 30, 2005.

ELIGIBILITY

All regular full-time and part-time employees of Allergan, Inc. and its subsidiaries (the “Company”) scheduled to work 20 or more hours per week in salary grades 7E and above who are not covered by any other bonus or sales incentive plan are eligible to participate in the Plan. Notwithstanding anything in this Plan to the contrary, any individual shall not be eligible to participate in the Plan if such individual (a) performs services for the Company and is classified or paid as an independent contractor (regardless of his or her classification for federal tax or other legal purposes) by the Company or (b) performs services for the Company pursuant to an agreement between the Company and any other person including a leasing organization. For the locations where the Plan year is January 1, 2005 through December 31, 2005, the participants must be employed on or before June 30, 2005; for the locations where the Plan year is December 1, 2004 through November 30, 2005, the participants must be employed on or before May 31, 2005. Participants must be actively employed by the Company on the date bonuses are paid in order to be eligible to receive a bonus. Participants who resign or are terminated for reasons other than those noted below will receive no bonus.

Bonuses, if any, for participants who become eligible after the beginning of the plan year, retire (defined as age 55 or over with at least 5 years of service), become disabled, die or transfer into a position covered by another incentive plan will be prorated. Bonuses, if any, for participants who are laid-off will be prorated provided the participant was eligible for at least six months of the Plan year. All proration will be based on the number of months of participation in the Plan during the Plan year.

PERFORMANCE OBJECTIVES

Bonuses for Plan participants are based on both corporate performance and individual performance in relation to pre-established objectives, as follows:

CORPORATE OBJECTIVES

•	Earnings Per Share—Corporate performance is measured in terms of Allergan, Inc.’s Earnings Per Share (“EPS”) performance. EPS is defined as net earnings from continuing operations as measured by Wall Street divided by the weighted average number of common and common equivalent shares on a diluted basis.

•	Pharmaceutical Sales Revenue Growth in Local Currency— Pharmaceutical sales revenue stated in constant local currency compared to the prior year. Specifically defined as the percentage change in annual pharmaceutical sales revenue in constant local currency from the previous fiscal year end to the current fiscal year end (“Revenue Growth”). The purpose of sales stated in constant local currency is to remove any impact on sales growth from changes in currency exchange rates from year to year.

•	Research and Development (“R&D”) Reinvestment Rate— R&D expense as a percentage of revenue. Specifically defined as the total annual research and development expense as a percentage of annual pharmaceutical sales as of the current fiscal year end (“R&D Reinvestment Rate”).

•	Operating Income—Operating Income compared to budget will be considered for allocation of bonus pools by Business Unit/Function. Operating Income is defined as Net Sales minus Cost of Goods minus Selling and General Administrative expenses minus Research & Development minus allocated corporate interest where applicable.

INDIVIDUAL OBJECTIVES

Management Bonus Objectives (“MBOs”) are prepared by each participant and his or her supervisor at the beginning of the Plan year and may be modified throughout the year as necessary. Objectives should reflect major results and accomplishments to be achieved in order to meet short and long-term business goals that contribute to increased stockholder value. MBOs are expressed as specific, quantifiable measures of performance in relation to key operating decisions for the participant’s business unit, such as managing inventory levels, receivables, expenses, payables, increasing sales, eliminating unnecessary capital expenditures, etc.

At the end of the Plan year, the supervisor evaluates the participant’s performance in relation to his or her objectives in order to determine the size of the bonus award, if any. A more detailed description of how the award is calculated is provided under “Individual Bonus Award Calculation.”

BONUS POOL CALCULATION

The components of this calculation for bonus pool funding are: (1) EPS, (2) Revenue Growth and (3) R&D Reinvestment Rate.

BONUS POOL FUNDING	-	Bonuses are funded when the Company achieves the threshold level of 95% of target EPS performance. The level of bonus funding is determined by EPS performance, Revenue Growth and R&D Reinvestment Rate as outlined in the table below.

•	Earnings Per Share, Revenue Growth and R&D Reinvestment Rate

						TOTAL
2005 EPS	BONUS %	REVENUE	BONUS %	R&D REINVEST.	BONUS %	BONUS %
RANGE	OF TARGET	GROWTH	OF TARGET	RATE	OF TARGET	OF TARGET
-$0.15	0.0%	6.1%	0.0%	15.85%	0.0%	0.0%
-$0.12	50.0%	7.1%	2.0%	16.10%	2.0%	54.0%
-$0.09	60.0%	8.1%	4.0%	16.35%	4.0%	68.0%
-$0.06	70.0%	9.1%	6.0%	16.60%	6.0%	82.0%
-$0.03	80.0%	10.1%	8.0%	16.85%	8.0%	96.0%
Target	90.0%	11.1%	10.0%	17.10%	10.0%	110%
$0.02	95.0%	12.1%	13.8%	17.35%	13.8%	122.5%
$0.04	100.0%	13.1%	17.5%	17.60%	17.5%	135.0%
$0.06	105.0%	14.1%	21.3%	17.85%	21.3%	147.5%
$0.08	110.0%	15.1%	25.0%	18.10%	25.0%	160.0%

Revenue Growth and R&D Reinvestment Rate bonus funding may not exceed target unless EPS performance is equal to or greater than target. If actual results fall between the performance levels shown above, bonuses will be prorated accordingly.

BONUS POOL DIFFERENTIATION BY BUSINESS UNIT/FUNCTION

•	Operating Income—The target bonus pool determined by EPS, Revenue Growth and R&D Reinvestment Rate performance is modified for each business unit/function based on Operating Income results vs. budget. That is, a business unit that exceeds budget will receive a greater share of the total Company pool than a business unit that is below budget.

At the end of the year, the President and Chief Executive Officer of Allergan, Inc. may recommend adjustments to the bonus funding levels to the Organization and Compensation Committee (the “Committee”) after consideration of key operating results. When calculating corporate performance for purposes of this Plan, the Committee has the discretion to include or exclude any or all of the following items:

•	extraordinary, unusual or non-recurring items

•	effects of accounting changes

•	effects of financing activities

•	expenses for restructuring or productivity initiatives

•	other non-operating items

•	spending for acquisitions

•	effects of divestitures

INDIVIDUAL BONUS AWARD CALCULATION

Target bonus awards are expressed as a percentage of the participant’s year-end annualized base salary. The target percentages vary by salary grade (see Attachment No. 1).

A participant’s actual bonus award may vary above or below the targeted level based on the supervisor’s evaluation of his or her performance in relation to the predetermined MBOs. Each participant’s actual bonus award may be modified down to 0% or up to 150% of his or her target bonus amount. However, the total of all bonus awards given within each business unit must total no more than 100% of the total bonus pool dollars allocated to that business unit.

METHOD OF PAYMENT

For grade 8 Directors and above, bonuses are paid in cash up to a maximum bonus pool equal to 100% of participants’ bonus targets and performance over such pool is paid in restricted stock or restricted stock units with cliff vesting two years from the award effective date. Any payment in the form of stock will be issued under the Incentive Compensation Plan. For grade 7 participants, all bonuses are paid in cash. Bonus awards are paid following the close of the Plan year after the review and authorization of bonuses by the Committee. Bonuses will be paid within 30 days following management communication of the award, through the participant’s normal payroll channel. In the event of a Change in Control (as defined in Attachment No. 2), bonuses will be paid within 30 days of the effective date of the Change in Control.

CHANGE IN CONTROL

If a Change in Control occurs after the close of the Plan year and Company performance supports bonus pool funding, participants will be paid a bonus based on performance in relation to the EPS, Revenue Growth and R&D Reinvestment Rate targets.

If the Change in Control occurs during the Plan year, participants will be paid a bonus prorated to the effective date of the Change in Control and EPS, Revenue Growth and R&D Reinvestment Rate performance will be deemed to be the greater of:

•	100% of the EPS, Revenue Growth and R&D Reinvestment Rate targets or

•	the prorated actual year-to-date performance

In either case, a participant’s actual bonus may vary above or below the targeted level according to the provisions outlined in “Individual Bonus Award Calculation” above. Participants must be employed by the Company or its successor on the effective date of the Change in Control in order to receive the prorated payment, unless their employment is terminated for retirement, death, disability or otherwise without cause. For purposes of this plan, “cause” shall be limited to only three types of events: the willful refusal to comply with a lawful, written instruction of the Board so long as the instruction is consistent with the scope and responsibilities of the participant’s position prior to the Change in Control; dishonesty which results in a material financial loss to the Company (or to any of its affiliated companies) or material injury to its public reputation (or to the public reputation of any of its affiliated companies); or conviction of any felony involving an act of moral turpitude.

GENERAL

Management reserves the right to define corporate performance and individual performance and to review, alter, amend, or terminate the Plan at any time. This Plan does not constitute a contract of employment and cannot be relied upon as such. Any questions regarding this Plan should be directed to the Human Resources department or the Vice President, Compensation and Benefits. This Management Bonus Plan document supersedes any previous document you may have received.

ATTACHMENT NO. 1

ALLERGAN

2005 MANAGEMENT BONUS PLAN

TARGET AWARDS

Salary Grade	Target Bonus**
7E	10%
8E	15%
9E	20%
10E	25%
11E	30%
12E	35%
13E	40%
14E	50%
15E	60%
16E	70%

*	As a percentage of year-end base salary.

ATTACHMENT NO. 2
CHANGE IN CONTROL DEFINITION

“Change in Control” shall mean the following and shall be deemed to occur if any of the following events occur:

            (a) Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”), is or becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act (a “Beneficial Owner”), directly or indirectly, of securities of Allergan, Inc., a Delaware corporation (“Allergan”) representing (i) 20% or more of the combined voting power of Allergan’s then outstanding voting securities, which acquisition is not approved in advance of the acquisition or within 30 days after the acquisition by a majority of the Incumbent Board (as hereinafter defined) or (ii) 33% or more of the combined voting power of Allergan’s then outstanding voting securities, without regard to whether such acquisition is approved by the Incumbent Board;

            (b) Individuals who, as of the date hereof, constitute the Board of Directors of Allergan (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Allergan’s stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Allergan, as such terms are used Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall, for the purposes of this Agreement, be considered as though such person were a member of the Incumbent Board of Allergan;

            (c) The consummation of a merger, consolidation or reorganization involving Allergan, other than one which satisfies both of the following conditions:

                        (1) a merger, consolidation or reorganization which would result in the voting securities of Allergan outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) at least 55% of the combined voting power of the voting securities of Allergan or such other entity resulting from the merger, consolidation or reorganization (the “Surviving Corporation”) outstanding immediately after such merger, consolidation or reorganization and being held in substantially the same proportion as the ownership in Allergan’s voting securities immediately before such merger, consolidation or reorganization, and

                        (2) a merger, consolidation or reorganization in which no Person is or becomes the Beneficial Owner directly or indirectly, of securities of Allergan representing 20% or more of the combined voting power of Allergan’s then outstanding voting securities; or

            (d) The stockholders of Allergan approve a plan of complete liquidation of Allergan or an agreement for the sale or other disposition by Allergan of all or substantially all of Allergan’s assets.

Notwithstanding the preceding provisions of this Section, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Section is (1) an underwriter or underwriting syndicate that has acquired the ownership of any of Allergan’s then outstanding voting securities solely in connection with a public offering of Allergan’s securities, (2) Allergan or any subsidiary of Allergan or (3) an employee stock ownership plan or other employee benefit plan maintained by Allergan (or any of its affiliated companies) that is qualified under the provisions of the Internal Revenue Code of 1986, as amended. In addition, notwithstanding the preceding provisions of this Section, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Section becomes a Beneficial Owner of more than the permitted amount of outstanding securities as a result of the acquisition of voting securities by Allergan which, by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by such Person, provided, that if a Change in Control would occur but for the operation of this sentence and such Person becomes the Beneficial Owner of any additional voting securities (other than through the exercise of options granted under any stock option plan of Allergan or through a stock dividend or stock split), then a Change in Control shall occur.